EXHIBIT 10.8

THIS DOCUMENT PERTAINS TO THE SETTLEMENT OF AN EXISTING CONTROVERSY AND IS INTENDED TO QUALIFY FOR ALL EVIDENTIARY AND OTHER PRIVILEGES APPLICABLE TO SETTLEMENT DISCUSSIONS. IT IS BEING TRANSMITTED IN THAT CONTEXT.

SEPARATION AGREEMENT (this “Agreement”), dated as of December 10, 2003 (the “Execution Date”), between WMC FINANCE CO., a Delaware corporation (the “Company”), and JAMES WALKER (the “Executive”).

WHEREAS, the Company, on the one hand, and the Executive, on the other hand, each desire to terminate Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. Resignation.

1.1 Effectiveness. This Agreement will be effective as of the date hereof (the “Effective Date”), except that, subject to Section 5.2 hereof, Sections 1.2, 2, 4, and 6 of this Agreement will be effective commencing on the eighth day after Executive executes and delivers this Agreement.

1.2 Resignation. Executive hereby resigns as an officer and/or employee of the Company and each of its direct and indirect subsidiaries, and the Company hereby accepts such resignations on behalf of itself and such subsidiaries, in each case, effective as of the date hereof. Other than as expressly set forth herein, Executive hereby waives any and all rights and benefits to receive any payments, compensation or benefits or to serve as an officer or employee or director of the Company or any of its direct or indirect subsidiaries under any agreement, policy or arrangement.

2. Consideration.

2.1 Bonus Payments.

(A) The Company shall pay $25,000 in cash to Executive on or before December 31, 2003. Executive hereby acknowledges that such payments represent full satisfaction of all amounts owed to Executive by the Company with respect to the bonus granted to Executive for the Company’s fiscal year 2001. Nothing contained in this Agreement will affect Executive’s obligations under the Secured Recourse Promissory Note issued by Executive to WMC Mortgage Corp. on February 13, 2002, in the original principal amount of $50,000 (the “2001 Bonus Note”).

(B) The Company shall pay $250,000 and $250,000 in cash to Executive on December 31, 2003 and December 31, 2004, respectively. Executive hereby acknowledges that such payments represent full satisfaction of all amounts owed to Executive by the Company with respect to the bonus granted to Executive for the Company’s fiscal year 2002.

(C) The Company shall pay Executive an amount (the “2003 Bonus Amount”) in cash equal to (x) the number of days elapsed from January 1, 2003 to the Effective Date divided by 365, multiplied by (y) $300,000, as follows:

1.	One-half of the 2003 Bonus Amount shall be paid simultaneously with the scheduled bonuses for fiscal year 2003 to be paid to the Company’s other employees, which is expected to occur some time in the first calendar quarter of 2004;

2.	One-quarter of the 2003 Bonus Amount shall be paid on December 31, 2004; and

3.	One-quarter of the 2003 Bonus Amount shall be paid on December 31, 2005.

(D) Reference is made to the Company’s June 2003 Bonus Plan (the “2003 Plan”). Section 3(a) of the 2003 Plan provides that a Plan Participant (as defined therein) must be employed by the Company in order to receive a Bonus (as defined therein). For the sole purpose of retaining his eligibility to receive a Bonus under the 2003 Plan, the Executive shall be deemed to be employed by the Company until the earliest of (i) the eighth anniversary of the Record Date (as defined in the 2003 Plan), (ii) the occurrence of a Trigger Event (as defined in the 2003 Plan, and (iii) the death of the Executive. Subject to the foregoing with respect to the Executive, the 2003 Plan remains in full force and effect, enforceable in accordance with its terms.

(E) All of the payments to be made to Executive above shall be made in accordance with Section 9.1.

2.2 Other Payments.

(A) Reference is made to the Option Agreement dated March 15, 2000, between the Company and Executive (the “Option Agreement”). Promptly after the Company consummates the sale of $250 million in principal amount of its Senior Notes Due 2008 pursuant to the terms of the Preliminary Confidential Offering Circular dated November 26, 2003 (the “Offering”), the Company shall pay to Executive an amount equal to (x) 60% of the vested and unvested options granted pursuant to the Option Agreement (together, the “Options”) held by the Executive on the Effective Date, multiplied by (y) the amount paid per share to the holders of the Company’s Class A Common Stock pursuant to the dividend declared in connection with the Offering (the “Per Share Dividend”).

(B) On March 14, 2004, the Company shall pay to Executive an amount equal to (x) 20% of the Options held by Executive on the Effective Date, multiplied by (y) the Per Share Dividend.

(C) The Company’s obligation to pay any amounts to Executive pursuant to Section 2.2(A) and Section 2.2(B) above is expressly contingent upon the consummation of the Offering.

2.3 Modifications to Option Agreements. Notwithstanding anything to the contrary set forth in the Option Agreement, on the Effective Date, 80% of the Options shall automatically become vested and exercisable (the “Vested Options”) and the remaining 20% of the Options shall be terminated and of no further force and effect. Notwithstanding anything to the contrary set forth in the Option Agreement, Executive will be entitled to exercise any Vested Options at any time from and after the time after the Effective Date until the earlier of (x) the tenth anniversary of the date that the Options were originally granted to Executive pursuant to the Option Agreement, and (y) the time of consummation of a Change-in-Control (as defined in the Option Agreement), in each case, at which time, each such unexercised Vested Option shall terminate in full and cease to be exercisable. The Company agrees to provide Executive with notice of a Change-in-Control at least 15 days prior to the consummation date of such Change-in-Control. Except as modified hereby, the Option Agreement remains in full force and effect, enforceable in accordance with its terms.

3. Representations and Warranties.

3.1 Executive. Executive hereby represents and warrants to the Company as follows:

(A) Executive has the full and absolute legal right, capacity, power and authority to enter into this Agreement. This Agreement is the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(B) Neither the execution, delivery and/or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof by Executive does or will conflict with, result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in any contract to which either the Executive is a party or any order or judgment by which the Executive or his assets or properties may be bound.

3.2 Company. The Company hereby represents and warrants to Executive as follows:

(A) The Company has the full and absolute legal right, capacity, power and authority to enter into this Agreement. The Company’s execution and delivery of this Agreement and the performance of its obligations hereunder has been duly and validly authorized by all necessary action on the part of the Company. This Agreement is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(B) Neither the execution, delivery and/or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof by the Company does or will conflict with, result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any material benefit under, any term, condition or provision of (i) any contract to which the Company is a party, (ii) any of the Company’s organizational documents, or (iii) any order or judgment by which the Company or its assets or properties may be bound.

4. Mutual Releases.

4.1 Executive. Executive and each of his successors, assigns, heirs, executors and administrators (each an “Individual Releasor” and, collectively, the “Individual Releasors”), in consideration of the premises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, have remised, released and forever discharged, and by this Agreement do remise, release and forever discharge each of the Company and its direct and indirect subsidiaries and affiliates and each of their respective directors, officers, stockholders, employees, subsidiaries, affiliates, divisions and predecessors and each of their respective past and present directors, officers, employees and agents and each of their respective successors, assigns, heirs, executors and administrators (each a “Company Releasee” and, collectively, the “Company Releasees”), of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships or transactions by and between the Individual Releasors and the Company Releasees, in law (including but not limited to the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981 and the Worker Adjustment and Retraining Notification Act), admiralty or equity (including, but not limited to, any and all claims arising out of or in any way connected to the employment relationship, or the termination thereof, between Executive and the Company and/or any of its affiliates (including, without limitation, those arising out of the Employment Agreement, but excluding any obligations of the Company Releasees arising under this Agreement and each Continuing Agreement), and which any Individual Releasor has ever had, now has or which it hereafter can, will or may have, whether or not now known, for upon or by any reason of any matter, cause, causes or thing whatsoever from the beginning of the world to the Execution Date. By way of example only, and not by limitation, this release includes any claim, lawsuit or cause of action with respect to (1) any Federal, state, local, foreign or other law covering discrimination, including, without limitation, those based upon race, sex, color, religion, national origin, citizenship, age, disability status, handicapped status or veteran status, alleging discrimination against Executive during Executive’s employment or because of Executive’s termination, (2) any Federal, state, local, foreign or other law relating to notification of any plant or business closing or employee layoff, (3) any breach of any express or implied obligation, duty or contract not to discharge except for good cause, breach of any implied covenant of good faith and fair dealing or breach of any express or implied obligation, duty or contract concerning the application of any personnel policies or procedures, (4) torts, including, without limitation, intentional or negligent infliction of emotional distress, mental anguish or mental suffering, negligence, defamation, invasion of privacy, fraud, deceit, promissory estoppel or personal injury, (5) alleged retaliation relating to being offered the consideration set forth in this Agreement on the terms set forth herein and/or (6) any other theory of recovery. This Agreement will not affect Executive’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver. This section is also not intended to and will not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment, or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the Age Discrimination in Employment Act.

4.2 Company. The Company and each of its direct and indirect subsidiaries and affiliates (collectively the “Company Releasors”), in consideration of the premises contained herein and for good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, have remised, released, and forever discharged, and by this Agreement do remise, release, and forever discharge Executive and each of his successors, assigns, heirs, executors, and administrators (collectively the “Executive Releasees”), of and from all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships, or transactions by and between the Company Releasors and the Executive Releasees, in law, admiralty or equity (but excluding any obligations of the Executive Releasees arising under this Agreement and each Continuing Agreement), and which any Company Releasor has ever had, now has, or which hereafter can, will, or may, whether or not known, for upon or by any reason of any matter, cause, causes, or thing whatsoever from the beginning of the world to the Execution Date, in each case, other than to the extent relating to or arising from fraudulent or illegal conduct by Executive, which conduct has or is reasonably expected to cause damage, loss or liability to any of the Company Releasors.

4.3 California Waivers.

(A) It is the intention of Executive and the Company in executing this Agreement that the same will be effective as a bar to each and every claim, demand and cause of action specified in this Section 4. In furtherance of this intention, to the extent applicable, the Company and Executive each expressly waives any and all rights and benefits conferred upon them or him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(B) Executive and the Company each acknowledges that he and it hereafter may discover claims or facts in addition to or different from those which Executive and the Company, respectively, now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive and the Company each waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive and the Company each acknowledge that he and it understand the significance and consequence of such release and such specific waiver of SECTION 1542 to the extent applicable.

4.4 Definitions. For purposes of this Agreement, the term “Continuing Agreements” means (a) the Option Agreement, (b) the Stockholders Agreement dated as of May 22, 1997 among the Company and the investor named therein, as it may have been or hereafter may be amended, supplemented or restated, (c) the 2003 Plan, and (d) the 2001 Bonus Note.

5. Knowing and Voluntary Waiver; Right to Consider and Revoke.

5.1 Execution of this Agreement. Executive acknowledges that he has been given a period of up to twenty-one (21) days to review and consider whether to sign and return an acknowledgment copy of this Agreement to acknowledge his understanding of and agreement with the foregoing. After such opportunity, Executive has executed and delivered this Agreement on or prior to the date indicated in the first paragraph of this Agreement, which is at least seven days prior to the time that the sections referred to in Section 1.1 shall have become effective.

5.2 Revocation. During the seven-day period immediately following the time that Executive executes and delivers this Agreement, Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If Executive revokes this Agreement pursuant to this Section 5, then Sections 1.2, 2, 4 and 6 will be ineffective and null and void. In such case, Executive will not be entitled to receive any of the payments or benefits offered to him under such sections.

5.3 Consultation with Counsel. Executive acknowledges that he has consulted with an attorney prior to signing this Agreement.

6. Noncompetition, Nonsolicitation, Noninterference, Nondisparagement; No Injurious Acts.

6.1 Non-Compete. In consideration for the payments to be made to Executive pursuant to Section 2 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees that during the Non-Compete Period (as defined below) he will not, without the Company’s prior written consent, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, consultant, advisor, representative, stockholder, partner or joint venturer, or in any manner engage in the Business within any Restricted Territory (as defined below). As used in this Agreement, the term “Restricted Territory” means any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the State of California, being expressly incorporated by reference herein), or any other place in the world where the Company, or its direct or indirect subsidiaries, affiliates, successors, or assigns engages in the business of originating, marketing, purchasing, selling, securitizing, servicing and/or subservicing residential mortgage loans other than the business of selling mortgage loans directly to retail customers (the “Business”). As used in this Agreement, the term “Non-Compete Period” means the period beginning on the date hereof and ending on the first anniversary of the date hereof.

6.2 Non-Solicitation. During the Non-Compete Period, Executive will not, directly or indirectly through another person, (i) solicit any employee of the Company or any of its direct or indirect subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company and such subsidiary, on the one hand, and any employee thereof, on the other hand, (ii) hire any individual who was an employee of the Company or any of its direct or indirect subsidiaries at any time from and after the date hereof, or (iii) solicit any brokers that are registered with the Company or any of its direct or indirect subsidiaries.

6.3 Non-Interference. During the Non-Compete Period, the Executive will not, directly, or indirectly through another person, induce or attempt to induce any broker, representative, customer, supplier, consultant, lender, licensee or other business relation of the Company or any of its direct or indirect subsidiaries to cease doing business with the Company or any such subsidiary, or in any way interfere with the relationship between any such person, on the one hand, and the Company or any such subsidiary, on the other hand.

6.4 Non-Disparagement; No Injurious Acts.

(A) From and after the date hereof, Executive will not, directly, or indirectly through another person, make any statement that in any way disparages any Company Releasee (as defined herein).

(B) From and after the date hereof, the Company will not, directly, or indirectly through another person (including any of its direct or indirect subsidiaries), make any statement that in any way disparages any Executive Releasee.

(C) From and after the date hereof, Executive will not, directly, or indirectly through another person, take any action that is reasonably likely to cause injury to the relationship between the Company and any of its direct or indirect subsidiaries or affiliates, on the one hand, and any lessor, lessee, source of financing, vendor, supplier, customer, distributor, director, officer, employee, consultant, lawyer, accountant, advisor, agent, shareholder, member or partner or any other business relation or potential business relation of the Company or such subsidiaries, on the other hand.

6.5 Severability. Executive acknowledges and agrees that the provisions of Sections 6.1, 6.2, 6.3 and 6.4 (collectively, the “Restrictive Covenants”) are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of such

Restrictive Covenant will not thereby be affected and will be given full force and effect without regard to the invalid portions.

6.6 Modification by Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties hereto that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision will then be enforceable.

7. Cooperation. Executive agrees to cooperate with and make himself readily available to the Company and its subsidiaries and/or their officers, directors and general counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which Executive may have knowledge, information or expertise. The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket expenses incurred by him in connection with this Section 7.

8. Covenants.

8.1 Company. The Company agrees to use its commercially reasonable efforts to have Executive removed as an identified responsible individual on each of the Company’s applicable governmental licenses at the time such license is renewed by the Company.

8.2 Executive. Executive agrees to pay all taxes arising from or relating to the transactions contemplated by this Agreement when due and payable.

9. Miscellaneous.

9.1 Payments. Any payments pursuant to this Agreement will be reduced by all amounts required by law, rule or regulation to be withheld in respect of federal, state, local and other taxes and, to the extent not so withheld, Executive agrees to pay to the Company an amount equal to any such withholding amount plus any related interest and/or penalties.

9.2 Notices. All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered personally, sent by nationally recognized air courier, telecopy, electronic mail (if an electronic mail address is set forth below), mail (postage prepaid), registered or certified mail, to the respective parties at:

in the case of Executive,

James Walker

[Address to come]

Facsimile: [                ]

Electronic Mail: [                    ]

with a copy to:

[EXECUTIVE’S ATTORNEY]

in the case of the Company,

WMC Finance Co.

6320 Canoga Avenue

Woodland Hills, CA 91326

Facsimile: (818) 592-2605

Attention: General Counsel

Electronic Mail: geshaghi@wmcdirect.com

with a copy to:

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, New York 10112

Facsimile: (212) 218-9491

Attention: Adam Weinstein, Esq.

Electronic Mail: aweinstein@omm.com

or to such other address as a party will have given to the other parties. Any such notice or other communication will be deemed effective upon the earliest to occur of (i) actual delivery, (ii) transmission by electronic mail or facsimile if such transmission is on a business day and, if such transmission is not on a business day, the first business day following such transmission, (iii) one business day after shipment by air courier as aforesaid, or (iv) three business days after mailing as aforesaid; provided, however, that notice by electronic mail or facsimile shall only be valid if, in addition to such notice, notice is also sent on the same day via air courier or mail in accordance with the provisions above.

9.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Process in any action or proceeding referred to in the proceeding sense may be served upon any party anywhere in the world. In the event of any dispute relating to the terms of this Agreement, a court will be entitled to award reasonable attorneys’ fees to the party in whose favor a judgment is rendered. Such attorneys’ fees will be payable if and when such judgment becomes final and non-appealable.

9.4 No Claim Filed And No Assignment Of Claims. Each party represents and warrants that neither it nor any of its representatives has filed, or will file, any complaints, charges or lawsuits with any court or government agency (or arbitration forum) arising out of or relating to any claims being released by such party in this Agreement. Each party further represents and warrants that neither it nor any of its representatives has assigned or transferred, or will assign or transfer, to any other person other than the Company any of the released matters set forth in this Agreement, and that it will defend, indemnify and hold harmless the Company

Releasees (in the case of Executive) and Executive Releasees (in the case of the Company) from and against any claim (including, without limitation, the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

9.5 Assignment. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of each Company, but neither this Agreement nor any rights or benefits hereunder will be assignable or otherwise subject to hypothecation by Executive.

9.6 Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the affiliates, officers, employees, agents, successors and assigns of the parties hereto.

9.7 Separability; Enforcement. If any provision of this Agreement will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof, which will remain in full-force and effect. Executive and the Company agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any provision of such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of such covenant and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Agreement would irreparably injure the Company. Accordingly, the Company or any of its affiliates may, in addition to pursuing any other remedies they may have in law (including, without limitation, collecting damages) or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

9.8 Survival. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 9.8 are in addition to the survivorship provisions of any other section of this Agreement.

9.9 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, each of which such counterpart will be deemed to be an original instrument, but all of which together will constitute one agreement.

9.10 Entire Agreement. This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and replace and supercede any prior agreements relating to the subject matter hereof and thereof.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to become effective as of the date indicated above.

WMC FINANCE CO.

By:	/s/ GEORGE M. ESHAGHIAN
Name:	George M. Eshaghian
Title:	Executive Vice President, Legal & Government Affairs, General Counsel and Secretary

/s/ JAMES WALKER	December 10, 2003
JAMES WALKER	Date

ACKNOWLEDGEMENT

I acknowledge and represent to WMC FINANCE CO. and its affiliates that I have had an opportunity to consult with attorneys and other advisers of my choosing regarding this Separation Agreement, that I have reviewed all of the terms of this Separation Agreement and that I fully understand all of its provisions, including, without limitation, the general release and waiver set forth in the Separation Agreement. As my free and voluntary act, by signing below, I am agreeing to all of the terms of this Separation Agreement and I intend to be legally bound thereby.

/s/ JAMES WALKER	December 10, 2003
JAMES WALKER	Date